EXHIBIT 10.17
                    ASSET PURCHASE AGREEMENT

          THIS AGREEMENT, dated as of November __, 1997, among CARRIAGE FUNERAL HOLDINGS, INC., a Delaware corporation (the "Purchaser"), SIDUN FUNERAL GROUP, INC., an New Jersey corporation (the "Company"), and CHARLES D. SIDUN (the "Shareholder") (the Company and the Shareholder being sometimes hereafter referred to together as the "Sellers");

                      W I T N E S S E T H:

          WHEREAS, the Company owns all of the operating assets, rights and properties, other than real property, associated with the operation of the John
E. Day Funeral Home located at 85 Riverside Avenue in Red Bank, Monmouth County, New Jersey (the "Red Bank Home"), the two Bedle Funeral Homes located at 61 Broad Street in Keyport, Monmouth County, New Jersey (the "Keyport Home") and at 212 Main Street in Matawan, Monmouth County, New Jersey (the "Matawan Home"), and the Braun Funeral Home located at 106 Broad Street, Eatontown, Monmouth County, New Jersey (the "Eatontown Home"), and owns all of the assets, rights and properties, including real property, associated with the operation of the Family Arrangement Center located at 33 Allen Place in Red Bank, Monmouth County, New Jersey (the "Family Center") (the Red Bank Home, the Keyport Home, the Matawan Home, the Eatontown Home and the Family Center being hereafter collectively referred to as the "Homes");

          WHEREAS, the Shareholder owns all of the issued and outstanding capital stock of the Company; and

          WHEREAS, the parties desire that the Purchaser acquire substantially all of such assets, rights and properties of the Homes from the Company, and that the parties enter into certain related transactions, on the terms and subject to the conditions hereafter set forth;

          NOW, THEREFORE, the parties agree as follows:

          1.   PURCHASE AND SALE OF ASSETS.

               1.1. TRANSFER OF ASSETS BY THE COMPANY. Subject to the provisions of this Agreement, the Company agrees to sell, and the Purchaser agrees to purchase, at the Closing referred to in Section 2.1, substantially all of the properties, assets, rights and business of the Homes of every kind and description, tangible and intangible, real, personal or mixed, wherever located, as they shall exist at the time of the Closing (collectively, the "Assets"), including, but not limited to, all of
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          the following-described assets, rights and properties (but excluding those described in Section 1.2):

                       (i) inventories of caskets, vaults, urns, accessories,
               monuments and other goods and inventories;

                       (ii) notes and accounts receivable; and

                       (iii) machinery, equipment, motor vehicles (13),
               furniture, fixtures, supplies, tools and other fixed assets and property, plant and equipment, including those described on
               Schedule 3.10 hereto;

                       (iv) fee simple title to the real property on which the
               Family Center is situated (the "Family Center Tract");

                       (v) all cash balances in bank accounts and certificates
               of deposit and other investments to fund obligations under preneed contracts;

                       (vi) all pre-need contracts of the Homes and other
               agreements, leases and commitments described on Schedule 3.11, including (without limitation) the Redemption Agreement dated November 4, 1997 between the Company and Douglas Sidun (but excluding those contracts and commitments shown thereon, if any, as not being assumed by the Purchaser);

                      (vii) all rights to the names "Sidun Funeral Group", "John
               E. Day Funeral Home", "Bedle Funeral Home" and "Braun Funeral Home" and all derivatives thereof, and all trademarks, trade names, patents, processes, copyrights, know-how and similar intangible rights, and all goodwill associated therewith;

                     (viii) all permits, licenses, books, records, brochures and literature, rights in unemployment compensation, industrial accident and other similar funds, and prepaid items; and

                       (ix) all other assets, rights and properties owned or
               leased by the Company that are used in or necessary for the Homes at the time of Closing, excluding those described in Section 1.2.

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          At the Closing, the Company shall convey to the Purchaser the Assets free and clear of any and all liens, security interests, pledges, encumbrances, easements, rights-of-way or title restrictions of any kind (collectively, "Liens") except (in the case of the Family Center Tract only) for Permitted Encumbrances described on Schedule 3.5.

               1.2. RETAINED ASSETS. Notwithstanding the foregoing, the following properties, assets, rights and interests (the "Retained Assets") are hereby excluded from the purchase and sale contemplated hereby and are therefore not included in the Assets:

                        (i) all cash on hand, in transit or on deposit,
               including bank account balances, certificates of deposit and marketable securities, excluding, however, account balances and certificates of deposit to fund preneed contracts;

                      (ii) any prepaid federal income taxes of the Company, and
               any rights to or claims for federal income tax refunds, in respect of the operation of the Homes prior to the Closing; and

                    (iii) the two motor vehicles, the accounts receivable due
               the Company from two existing employees and any life insurance policy on the life of the Shareholder or any of the other parties to the Employment Agreements referred to in Section 2.2(i), all as described on Schedule 1.2 hereto.

               1.3. PURCHASE PRICE. The purchase price for the Assets shall be $13,315,799.00 (the "Purchase Price"). Of the Purchase Price, (i) an amount sufficient to discharge indebtedness of the Company as determined by the Purchaser pursuant to Section 1.4 shall be paid to the holders of such indebtedness, (ii) the sum of $2,000,000.00 (the "Deferred Purchase Price") shall be payable in forty-eight (48) equal quarterly installments of $41,666.67

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          each, payable on or before the last day of each January, April, July and October during the twelve- year period following the Closing, commencing January 31, 1998 and continuing quarterly thereafter until paid in full, (iii) the sum of $100,000.00 shall be withheld from the Purchase Price by the Purchaser, subject to disbursement under the circumstances and subject to the conditions described in Section 10.5, and (iv) the balance of the Purchase Price, after deducting the amounts in clauses (i) through (iii) above, shall be paid to the Company in cash at Closing by wire transfer to such account as the Sellers shall designate in writing at least three business days prior to the Closing. No interest shall accrue or be payable in respect to the Deferred Purchase Price. For federal income tax purposes, the parties agree that the Deferred Purchase Price shall be deemed to include an imputed rate of interest of seven percent (7.0%) per annum. The Deferred Purchase Price shall be subject to offset as provided in
          Section 10.4. The Purchase Price shall be subject to adjustment following the Closing as provided in Section 1.4. The Purchaser acknowledges that its obligations to pay Deferred Purchase Price will be assigned by the Company 50% to the Shareholder and 50% to Douglas Sidun following the Closing, and that upon the death of either such person such payments shall continue to be made to such person's estate, heirs and beneficiaries.

               1.4. ADJUSTMENT TO PURCHASE PRICE. At least two business days prior to the Closing, the Sellers shall deliver to the Purchaser a written statement, certified by them to be accurate and complete, setting forth a description, and the outstanding balance as of the date of such statement, of all liabilities and obligations of the Company, including (but not limited to) indebtedness for borrowed money, indebtedness secured by Liens against any of the Assets, accounts and trade payable, accrued liabilities, federal, state and local taxes, any liabilities under suits, claims judgments or orders then pending, or any other
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          liability or obligation (collectively, "Unassumed Liabilities"), excluding only Assumed Liabilities described in Section 1.5. At Closing, the Purchaser shall pay out of the Purchase Price such portion thereof as shall be required to pay and discharge those Unassumed Liabilities as the Purchaser in its sole discretion deems appropriate, which at a minimum shall include liabilities secured by Liens against any of the Assets, and any and unsecured indebtedness for borrowed money, but may also include any of such other liabilities. Notwithstanding such payment, the Sellers shall remain responsible for paying any remaining Unassumed Liabilities. Payments under this Section 1.4 shall be deemed downward adjustments in the Purchase Price.

               1.5. ASSUMPTION OF LIABILITIES. The Purchaser, upon the sale and purchase of the Assets, shall, subject to Section 1.6 below, assume and agree to pay or discharge only the following liabilities and obligations of the Company (collectively, the "Assumed Liabilities"):

                       (i) liabilities under those preneed contracts of the
               Homes that are included in the Assets, provided that as of the Closing such liabilities are covered by trust or insurance to the full extent required by the rules, regulations and procedures of New Jersey law; and

                      (ii) obligations arising after Closing under the agree
               ments, leases and commitments of the Homes described in Schedule
               3.11 (other than agreements, leases and commitments, if any, which are indicated on such Schedule as not to be assumed by the Purchaser).

               The assumption by the Purchaser of the Assumed Liabilities shall not enlarge any rights or remedies of any third parties under any contracts or arrangements so assumed. Nothing herein shall prevent the Purchaser from contesting in good faith

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          any of the Assumed Liabilities. At Closing, the Purchaser shall deliver to the Company an instrument, dated the Closing Date and reasonably satisfactory in form and substance to it, pursuant to which the Purchaser will assume the Assumed Liabilities.

               1.6. LIMITATIONS ON ASSUMPTION. Notwithstanding Section 1.5 above, the Purchaser will not assume and does not agree to pay or discharge any obligations or liabilities of the Company not specif ically included in the Assumed Liabilities. In particular, without limiting the generality of the definition of "Unassumed Liabilities" under Section 1.4 above, the Purchaser shall not assume or agree to pay or discharge any of the following:

                        (i) any notes or accounts payable;

                       (ii) any trade payables of any kind, regardless of
               whether entered into in the ordinary course of business;

                      (iii) any federal, state or local tax of any type, whether arising by reason of the sale of the Assets or by operation of the Homes prior to the Closing Date;

                       (iv) any losses, costs, damages or expense based upon or
               arising from any claims, litigation, legal proceedings or other actions against the Company based upon any set of facts occurring prior to the Closing;

                        (v) the liabilities and obligations under any war
               ranties to customers with respect to goods or products sold or services provided by the Company prior to Closing;

                       (vi) all personal injury, product liability claims,
               claims of environmental damage, claims of hazards to health, strict liability, toxic torts, enforcement proceedings, cleanup orders and other similar

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               actions or claims instituted by private parties or governmental agencies, with respect to the operation of the Homes prior to Closing; or

                      (vii) any other liability or obligation not specifically
               included within the Assumed Liabilities.

               1.7. CERTAIN PRORATIONS. All normal and customarily proratable items, including without limitation, real estate and personal property taxes, rents under leases and utility bills, shall be prorated as of the Closing Date, the Company being charged and credited for all of same up to such date and the Purchaser being charged and credited for all of same on and after such date. Utility services will be transferred to the Purchaser's name on the Closing Date. If the actual amounts to be prorated are not known as of the Closing Date, the prorations shall be made on the basis of the best evidence then available, and thereafter, within thirty (30) days after actual figures are received, a cash settlement will be made between the Company and the Purchaser.

               1.8. INSTRUMENTS OF TRANSFER. At the Closing, the Sellers shall deliver to the Purchaser such instruments of transfer, assignment and conveyance, including (without limitation) bills of sale, general warranty deeds, lease assignments and assignments of motor vehicle registrations, transferring title to the Assets to the Purchaser as may reasonably be requested by the Purchaser. Such instruments shall be reasonably satisfactory in form and substance to the Purchaser and shall vest in the Purchaser good and marketable title to all the Assets, free and clear of all Liens (except, in the case of the Family Center Tract, for Permitted Encumbrances).

               1.9. DELIVERY OF RECORDS, CONTRACTS AND TRUST FUNDS. At the Closing, the Company will deliver to the Purchaser all of the leases, contracts, commitments and rights of the Homes constituting a

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          portion of the Assets, with such assignments thereof and consents to assignment as the Purchaser shall deem necessary to assure the Pur chaser of their full benefit. Simultaneously with such deliveries, the Company shall take all requisite steps to put the Purchaser in actual possession and operating control of the Assets and all of the records, books and other data of the Homes. In addition, at the Closing, the Sellers and the Purchaser shall take all necessary or appropriate action to cause the transfer of the trust funds referred to in Section
          3.11 including, without limitation, the obtaining of governmental and third party consents.

               1.10. TAXES. Any sales or transfer taxes which may be payable in connection with the sale of the Assets under this Agreement shall be paid by the Sellers.

               1.11. EMPLOYEE MATTERS. On the Closing Date, the Purchaser may (but shall not be required to) offer employment to each employee of the Homes listed on Schedule 3.19. Each such employee so offered employment who accepts shall, effective as of the Closing Date, cease to be an employee of the Company and shall thereupon become an employee of the Purchaser. The Sellers shall be responsible for satisfying all claims, if any, of such employees as to holiday, health benefits, workers compensation claims, termination and severance benefits, and any withdrawal liability and vested rights under any pension or profit sharing plans, all arising and accrued through the Closing Date, and in no event shall the Purchaser have any liability or responsibility in respect thereof. The Purchaser agrees that it will assume responsibility for such employees' accrued vacation, but only for five payroll days accrued as of January 1, 1998.

               1.12. FURTHER ASSURANCES. The Sellers shall from time to time after the Closing, without further consideration, execute and deliver such instruments of transfer, conveyance and assignment

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          (in addition to those delivered pursuant to Section 1.8), and shall take such other action, as the Purchaser may reasonably request to more effec tively transfer, convey and assign to and vest in the Purchaser, and to put the Purchaser in actual possession and control of, each of the Assets.

          2.   THE CLOSING.

               2.1. TIME AND PLACE. The closing of the transactions contemplated under this Agreement (the AClosing@) shall occur at the offices of Schanker and Hochberg, 317 Madison Avenue, Suite 703, New York 10017, at 9:00 a.m. on November 13, 1997, or at such other date, time or place as may be mutually agreed upon by the parties, but in no event later than November 30, 1997. The date and time of the Closing is herein called the "Closing Date", and shall be deemed to have occurred as of the commencement of business on the Closing Date. All action to be taken at the Closing as hereinafter set forth, and all documents and instruments executed and delivered, and all payments made with respect thereto, shall be considered to have been taken, delivered or made simultaneously, and no such action or delivery or payment shall be considered as complete until all action incident to the Closing has been completed.

               2.2. RELATED TRANSACTIONS. In addition to the purchase and sale of the Assets, the following transactions shall take place at the Closing:

                        (i) the Purchaser, on the one hand, and each of Douglas
               Sidun ("Douglas"), Ted Sidun ("Ted") and Drew Sidun ("Drew"), on the other, shall each execute and deliver to the other an Employment Agreement to be dated the Closing Date, substantially in the forms of Exhibits A-1, A-2 and A-3, respectively, hereto (collectively, the "Employment Agreements");

                        (ii) the Purchaser, as tenant, and CAT Real Estate
               Partnership, a New Jersey

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               general partnership ("CAT"), as landlord, shall each execute and deliver to the other a Lease Agreement to be dated the Closing Date, covering the real estate and improvements on which the Red Bank Home is situated, substan tially in the form of Exhibit B hereto (the "Lease Agreement"); and

                       (iii) on the date of this Agreement, the Purchaser and
               (x) the Charles D. Sidun Charitable Remainder Trust ("CRT"), have entered into a Real Property Purchase Agreement (the AMatawan Real Property Agreement@) providing for, among other things, the sale by the CRT to the Purchaser of fee simple title to the real property and improvements on which the Matawan Home is situated, and (y) Charles have entered into a Real Property Purchase Agreement (the AKeyport/Eatontown Real Property Agreement@) providing for, among other things, the sale by Charles to the Purchaser of fee simple title to the real property and improvements on which the Keyport and Eatontown Homes are situated; and the Closing hereunder is subject to the closing substantially simultaneously therewith of such purchase and sale transactions under the Matawan Real Property Agreement and the Keyport/Eatontown Real Property Agreement (collectively, the "Real Property Agreements").

          3. REPRESENTATIONS AND WARRANTIES OF THE SELLERS. The Sellers jointly and severally represent and warrant to and agree with the Purchaser that:

               3.1. ORGANIZATION AND EXISTENCE. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey, and has all requisite corporate power to enter into and perform its obligations under this Agreement. The Company is the surviving corporation of the merger among John E. Day Funeral Home, Inc. ("Day"), Bedle Funeral Home, Inc. ("Bedle") and Braun Funeral Home, Inc.
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          ("Braun"), all New Jersey corporations. For purposes hereof, any reference to the "Company" shall, with respect to any time or period prior to the effective time of such merger, include and incorporate each of Day, Bedle and Braun, as the context requires.

               3.2. OWNERSHIP OF THE COMPANY. The Shareholder owns all of the issued and outstanding capital stock of the Company.

               3.3. FINANCIAL STATEMENTS. The Sellers have delivered to the Purchaser (i) the unaudited (reviewed) combined balance sheets of Day, Bedle and Braun at December 31, 1995 and 1996 (such balance sheet at December 31, 1996 being hereafter referred to as the "Company Balance Sheet") and the related unaudited (reviewed) combined statements of income and retained earnings of Day, Bedle and Braun for the respective twelve-month periods of operations then ended, together with the notes thereto and the review report thereon of Sobel & Co., LLC dated January 17, 1997, and (ii) the unaudited (reviewed) combined balance sheets of Day, Bedle and Braun at December 31, 1994 and 1995 and the related unaudited (reviewed) combined statements of income and retained earnings of Day, Bedle and Braun for the respective twelve-month periods of operations then ended, together with the notes thereto and the review report thereon of Sobel & Co., LLC dated
          January 22, 1996. All of such financial statements are true and correct, have been prepared in accordance with the books and records of Day, Bedle and Braun (now of the Company), and present fairly the combined financial positions of Day, Bedle and Braun at the dates thereof and their combined results of operations for the periods then ended in accordance with generally accepted accounting principles consistently applied. The total assets of the "acquired person" (as that term is used in the Hart- Scott-Rodino Antitrust Improvements Act of 1976, as amended), with respect to the transactions described herein, as reflected in the most recent regularly prepared balance sheet, is less than $10
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          million. The Homes collectively performed at least the number of adult casketed funeral services for each of the periods as shown below:

                    TWELVE MONTHS ENDED DECEMBER 31,       SIX MONTHS
               ---------------------------------------    ENDED JUNE 30,
LOCATION                1994        1995          1996        1997
--------                ----        ----          ----        ----
Red Bank .........      310          371          403          214
Keyport ..........       64           86           74           38
Matawan ..........       40           39           45           19
Eatontown ........       99          108          108           46

               3.4. TITLE TO AND STATUS OF ASSETS. All assets, rights and prop erties required in the operation of the Homes are owned or validly leased by the Company and (except for the real property covered by the Lease Agreement and the Real Property Agreements) are included within the Assets. The Company is in actual possession and control of all properties owned or leased by it which are required in the operation of the Homes, and has good and marketable title to all of the Assets, free and clear of all Liens (except for Permitted Liens against the Family Center Tract). The Family Center Tract, together with the real property covered by the Lease Agreement and the Real Property Agreements (collectively, the "Real Property"), constitute all interests in real property required in the operation of the Homes.

               3.5. FAMILY CENTER TRACT.

               (a) DESCRIPTION AND TITLE. Schedule 3.5 sets forth a legal description of the Family Center Tract. No person other than the Company has any ownership, leasehold or other interest of any kind in the Family Center Tract. The Family Center Tract is the only interest in real property
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          required for the conduct of the business of the Family Center as presently conducted. No improvements located on the Family Center Tract, nor the operation or maintenance thereof as now operated or maintained, contravenes any zoning ordinance or other administrative regulation or violates any restrictive covenant or any provision of law, the effect of which would interfere with or prevent their continued use for the purposes for which they are now being used. There is not pending nor, to the knowledge of the Sellers, threatened any proceeding for the taking or condemnation of the Family Center Tract or any portion thereof. All improvements located on the Family Center Tract are in a reasonable state of maintenance and repair, ordinary wear and tear excepted. The Company has good and marketable fee simple title to the Family Center Tract, free and clear of all Liens, other than easements and other similar Liens described on
          Schedule 3.5 ("Permitted Encumbrances").

               (b) FIRPTA. No Seller is a "foreign person" (as defined in
          Section 1445(f)(3) of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations issued thereunder), and the Company shall deliver at Closing a non-foreign affidavit in recordable form containing such information as shall be required by Code Section 1445(b)(2) and the regulations issued thereunder.

               (c) BILLS PAID. All bills and other payments due with respect to the ownership, operation, and maintenance of the Family Center Tract have been (and on the Closing Date will be) paid, and no Liens or other claims for the same have been filed or asserted against any part of the Family Center Tract.

               3.6. ABSENCE OF CHANGES OR EVENTS. Since the date of the Company Balance Sheet, there has not been:

                       (i) any adverse change in the financial condition, operations, properties or prospects of any Home;

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                      (ii) any material damage, destruction or losses against
               any Home or any of its properties;

                     (iii) any claim or liability for any material damages for
               any actual or alleged negligence or other tort or breach of contract against or affecting the Company;

                      (iv) any declaration or payment of any bonus or other
               extraordinary compensation to any employee of the Company;

                       (v) any hiring, firing, reassignment or other change in
               any key personnel of the Company;

                      (vi) any sale, transfer or other disposition of, or
               agreement to sell, transfer or otherwise dispose of, any of the inventories or other assets or properties of the Company, except in the ordinary course of business;

                     (vii) any labor strike or labor dispute, or the entering
               into of any collective bargaining agreement, with respect to employees of the Company;

                    (viii) any new competitor that has, to the knowledge of the
               Shareholder, built, commenced to build or announced intentions to build a funeral home or mortuary in direct competition with any Home; or

                      (ix) any other transaction or event entered into or
               affecting the Company other than in the ordinary course of business.

               3.7. ABSENCE OF UNDISCLOSED LIABILITIES. Except as set forth in the Company Balance Sheet and in this Agreement, the Company has no, and none of its assets or properties are subject to any, liabilities or obligations, other than unsecured

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          trade accounts payable and accrued expenses arising in the ordinary course of business since the date of the Company Balance Sheet.

               3.8. TAX MATTERS. All federal, state, county, local and other taxes due and payable on or before the date of this Agreement in respect of the Company and the ownership of the Assets, have been paid. All tax returns and reports required to be filed for all such taxes have been filed with all taxing authorities, and all such tax returns and reports are true and correct. True and correct copies of the federal, state and local income tax returns filed by the Company for each of its last three taxable years have been furnished to the Purchaser. No assessments of deficiencies have been made against the Company which are presently pending or outstanding, and no state or facts exist which would constitute grounds for any such assessment. No agreements, waivers or extensions of time are in effect for the assessment of deficiencies in respect of the Company or any of the Assets. Following the Closing, the Sellers shall be responsible for accurately and completely preparing, signing and filing all tax returns and paying all taxes in respect of the assets and operations of the Company through the Closing Date and for the sale of the Assets.

               3.9. INVENTORY; ACCOUNTS RECEIVABLE. All inventories reflected in the Company Balance Sheet are, and all inventories of the Company on the Closing Date will be, (i) accounted for at the lower of cost or market on a first-in, first-out basis in accordance with generally accepted accounting principles consistently applied, and (ii) saleable or usable in the ordinary course of business at usual and customary prices, subject to normal returns and markdowns consistent with past practice. All accounts receivable of the Company are valid and legally enforceable obligations of the account parties and are not subject to any claim of offset or deduction against the Company. At the Closing, the Sellers will deliver to the Purchaser lists, certified by them to be complete
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          and correct, of all of the inventory and accounts receivable of the
          Homes.

               3.10. FIXED ASSETS. Schedule 3.10 lists all motor vehicles and other material items of equipment, fixtures, furniture and other fixed assets used in the operation of the Homes, all of which are included in the Assets. All such items are in good and operating con dition and repair, ordinary wear and tear excepted.

               3.11. CONTRACTS AND COMMITMENTS. Schedule 3.11 sets forth a complete description of:

                      (i) all documents evidencing any money borrowed by the
               Company or the creation or existence of any Lien against any of the Assets, and all documents relating to any debt secured in whole or in part by any such Liens;

                     (ii) all collective bargaining agreements, employment
               contracts, noncompetition agreements and other agreements re lating to the employment of any employees of the Company, or with any former employees or owners of any of the Homes;

                    (iii) all joint venture agreements and all other agree ments involving the sharing of profits, involving the Company or any Home;

                     (iv) all (i) contracts or commitments for capital
               expenditures for the Company involving obligations aggregating in excess of $5,000, (ii) leases under which personal property is leased by the Company and which are not cancelable by either party thereto without penalty upon notice of 30 days or less or pursuant to which rentals exceed $1,000 per annum or $5,000 in the aggregate, or (iii) contracts and agreements of the Company which do not terminate or are not terminable by the Company upon notice of 30 days or less or which involves an obligation on its part in excess of $1,000 per annum or $5,000 in the

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               aggregate; and

                      (v) all other contracts and commitments of the Company
               entered into outside the ordinary course of business.

               Each contract and other document required to be described in
          Schedule 3.11 is valid and in full force and effect and neither the Company, nor, to the knowledge of the Sellers, none of the other parties thereto, are in default thereunder. A true and correct copy of each document listed on Schedule 3.11 has been delivered to the Purchaser by the Sellers.

               3.12. PRE-NEED CONTRACTS AND TRUST ACCOUNTS. Schedule 3.12 accurately lists, as of the date of this Agreement, (i) all preneed contracts of the Homes unfulfilled as of such date, including contracts for the sale of funeral merchandise and services, and (ii) all trust accounts and insurance products funding such preneed con tracts, indicating the location of each and the balance thereof. All preneed contracts required to be listed on Schedule 3.12 (x) have been entered into in the normal course of business at regular retail prices, or pursuant to a sales promotion program, solely for use by the named customers and members of their families on terms not more favorable than shown on the specimen contracts which have been delivered to the Purchaser, (y) are subject to the rules and regula tions of the Homes as now in force (copies of which have been delivered to the Purchaser), and (z) on the date hereof are in full force and effect, subject to no offsets, claims or waivers, and neither the Company nor, except as disclosed on Schedule 3.12, such customer is in default thereunder. All funds received by the Company under preneed contracts have been deposited in the appropriate accounts and administered and reported in accordance with the terms thereof and as required by applicable laws, regulations and procedures required in the State of New Jersey. The aggregate market value of such preneed accounts, trusts and other deposits is equal to or greater than the aggregate preneed liability related thereto (liability measured by the actual cost of providing services and merchandise as of the Closing Date). The services heretofore provided by the Homes have been rendered in a professional and compe tent manner consistent with prevailing professional standards, practices and customs.

               3.13. INTANGIBLE RIGHTS. There are no patents, patent applications, patent licenses, trademarks, trademark applications or trademark or trademark licenses (collectively, "Intangible Rights") used in the operation of the Homes, except as described on Schedule
          3.13. The Company is not charged with infringement of any Intangible Rights, nor do the Sellers know of any such infringement, whether or not claimed by any person.

               3.14. INSURANCE AND CLAIMS. The Company maintains such poli cies of insurance in such amounts, and which insure against such losses and risks, as are generally maintained for comparable businesses and properties. Valid policies for such insurance will be outstanding and duly in force at all times prior to the Closing.

               3.15. LICENSES, PERMITS, ETC. Schedule 3.15 lists all licen ses, franchises, permits, certificates, consents, rights and privi leges that are necessary or appropriate for the operation of the Homes. All such items are in full force and effect.

               3.16. LITIGATION. There are no claims, actions, suits, pro ceedings or investigations pending or, to the Sellers' knowledge, threatened against or affecting the Company or any of the Assets, at law or in equity or before or by any court or federal, state, munici pal or other governmental department, commission, board, agency or in strumentality. The Company is not subject to any continuing court or administrative order, writ, injunction or decree, nor is the Company in default with respect to any order, writ, injunction or decree issued by any court or foreign, federal, state, municipal or other governmental department, commission, board, agency or instrumentality.

               3.17. COMPLIANCE WITH LAWS. The Company has operated and is operating each Home in compliance with all federal, state, municipal and other statutes, rules, ordinances and regulations applicable to the operation of the Homes and the Assets (including without limita tion all environmental protection and occupational safety and health rules, regulations and laws, and laws and regulations applicable to preneed contracts and trust accounts, including the so-called "FTC Funeral Rule").

               3.18. ENVIRONMENTAL MATTERS. The following representations and warranties are made by the Sellers as set forth below, without qualification, with respect to the ownership and operation of the Company, its predecessors, the Assets and the Real Property since (i) October 1, 1986, as to the Red Bank Home, (ii) July 6, 1990, as to the Eatontown Home, (iii) March 25, 1989, as to the Keyport and Matawan Homes, and (iv) July 14, 1994 as to the Family Center, and to the best knowledge of the Sellers with respect to such ownership and operation prior to such dates (in each case, as applicable):

               (a) The Company has complied and is in compliance with all Environmental Laws (as hereinafter defined).

               (b) Without limiting the generality of the foregoing, the Company has obtained, and has complied and is in compliance with, all permits, licenses and other authorizations that may be required pursuant to Environmental Laws for the occupation of the Real Property and the operation of the business of the Company.

               (c) The Company has not received any notice, report or other information regarding any liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) or investigatory, remedial or corrective obligations, relating to its business or any of the Real Property arising under Environmental Laws.

               (d) Except as set forth on Schedule 3.18, none of the following exists on any portion of the Real Property:

                      (i)     Underground storage tanks or surface
               impoundments;

                     (ii) Asbestos-containing material in any form or condition; or

                    (iii) Materials or equipment containing polychlorinated
               biphenyls.

               (e) The Company has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or Released any substance, including without limitation any Hazardous Materials, or owned or operated any facility or property, so as to give rise to lia bilities for response costs, natural resource damages or attorneys fees pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"), as amended, or similar state Environmental Laws.

               (f) Neither this Agreement nor the consummation of the transaction that is the subject of this Agreement will result in any obligations for site investigation or cleanup, or notification to or consent of any governmental authority or third parties, pursuant to any so-called "transaction-triggered" or "responsible property transfer" Environmental Laws.

               (g) Without limiting the foregoing, no facts, events or conditions relating to the past or present facilities, properties or operations of the Company will prevent, hinder or limit continued compliance with Environmental Laws, give rise to any investigatory, remedial or corrective obligations pursuant to Environmental Laws, or give rise to any other liabilities (whether accrued absolute, contingent, unliquidated or otherwise) pursuant to Environmental Laws, including without limitation any relating to onsite or offsite Releases or threatened Releases of Hazardous Materials, substances or wastes, personal injury, property damage or natural resource damage.

               (h) The Company's SIC (Standard Industrial Classification) number as designated in the Standard Classification Manual prepared by the Office of Management and Budget, is 7261, and the Company does not constitute an "Industrial Establishment" subject to the requirements of the Industrial Site Recovery Act (previously known as the Environmental Cleanup Responsibility Act), N.J.S.A. 13:1K-6 ET SEQ. ("ISRA"), and consummation of the transactions hereunder or pursuant to the Real Property Agreements and the Lease Agreement shall require notice to or consent of any person or governmental entity under ISRA.

               (i) For purposes of this Section 3.17:

               "Environmental Laws" means all laws concerning pollution or protection of the environment (including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, Release, threatened Release, control or cleanup of any Hazardous Materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlori nated biphenyls, noise or radiation).

               "Hazardous Materials" means any hazardous, toxic, dangerous or other waste, substance of material defined as such in, regulated by or for purposes of any Environmental Law.

               "Release" has the meaning set forth in CERCLA.

               3.19. EMPLOYEES. Schedule 3.19 correctly and completely lists the names and annual or hourly rates of salary and other compen sation of all the employees and agents of the Company. Schedule 3.19 also sets forth the date of the last salary increase for each employee listed thereon, and the outstanding balances of all loans and advances made by the Company to any such employee or agent. There are not pending or threatened against the Company any general labor disputes, strikes or concerted work stoppages, and there are no discussions, negotiations, demands or proposals that are pending or have been conducted or made with or by any labor union or association with respect to any employees of the Company. No Seller is aware of the existence of any serious health condition of any key management personnel of any Home that might impair any such person's ability to carry on the essential functions of his or her position into the foreseeable future after the Closing. The Sellers believe that the relations between the Company and its employees are good.

               3.20. EMPLOYEE BENEFIT PLANS. Schedule 3.20 lists all plans, contracts, commitments, programs and policies (including, without limitation, pension, profit sharing, thrift, bonus, deferred compensation, severance, retirement, disability, medical, life, dental and accidental insurance, vacation, sick leave, death benefit and other similar employee benefit plans and policies) providing benefits to any employee or former employee of the Company (collectively, the "Plans"). The Sellers have delivered to the Purchaser true and correct copies of all documents embodying the Plans. All obligations of the Company under the Plans have been fully paid, fully funded or adequate accruals therefor have been made on the Company Balance Sheet. All necessary governmental approvals have been obtained for all Plans subject to the Employee Retirement Income Security Act of 1974 ("ERISA") and have been qualified under Section 401 of the Code, and each trust established for any Plan is exempt from federal income taxation pursuant to Section 501(a) of the Code. With respect to any such Plan maintained by the Company, there has been no
          (i) "reportable event" as defined in Section 4043 of ERISA, (ii) event described in Section 4062(e) or 4063(a) of ERISA, or (iii) in the case of any defined benefit plan, termination or partial termination. The profit sharing plan described on Schedule 3.20 has been established and maintained in accordance with the applicable disclosure and reporting requirements of the Internal Revenue Service and the U.S. Department of Labor, and to the Shareholder's knowledge at the Closing the Company will have no funding or other obligations thereunder.

               3.21. BOOKS AND RECORDS. All books and records of the Company are true, correct and complete, have been maintained in accor dance with good business practice and in accordance with all laws, regulations and other requirements applicable to the Homes.

               3.22. FINDERS. Neither Seller is a party to or in any way obligated under any contract or other agreement, and there are no out standing claims against any of them, for the payment of any broker's or finder's fee in connection with the origin, negotiation, execution or performance of this Agreement.

               3.23. AUTHORITY OF THE COMPANY. The execution, delivery and performance of this Agreement by the Company have been duly authorized by its Board of Directors. This Agreement is legally binding and enforceable against the Company in accordance with its terms. Neither the execution, delivery nor performance of this Agreement by the Company will result in a violation or breach of, nor constitute a default or accelerate the performance required under, the Certificate of Incorporation or bylaws of the Company or any indenture, mortgage, deed of trust or other contract or agreement to which the Company is a party or by which it or its properties are bound, or violate any order, writ, injunction or decree of any court, administrative agency or governmental body.

               3.24. AUTHORITY OF THE SHAREHOLDER. The Share-holder has full authority to enter into this Agreement and the Documents (as hereafter defined) to which he is a party, and to perform his obligations hereunder and thereunder, and neither the execution, delivery nor performance by the Shareholder of this Agreement or such Documents will result in a violation or breach of any term or provision of, nor constitute a default under, any contract, agreement or other commitment to which the Shareholder is a party or by which the Shareholder or the Assets are bound, or violate any order, writ, injunction or decree of any court, administrative agency or governmental body. This Agreement is, and such Documents upon their execution and delivery as herein provided will be, valid and binding obligations of the Shareholder enforceable against the Shareholder in accordance with their respective terms. For purposes of this Agreement, the term "Documents" shall mean, as to any party hereto, any and all agreements, certificates and other instruments expressly contemplated in this Agreement or any exhibit hereto to be executed or delivered by or on behalf of such party at or in connection with the Closing hereunder.

               3.25. FULL DISCLOSURE. The representations and warranties made by the Sellers hereunder or in any Schedules or certificates furnished to the Purchaser pursuant hereto do not and will not contain any untrue statement of a fact or omit to state a fact required to be stated herein or therein or necessary to make the representations or warranties herein or therein, in light of the circumstances in which they are made, not misleading.

               3.26. SCHEDULES. The Schedules referred to in this Section 3 have been prepared as of the date hereof in a separate binder or volume contemporaneously with the execution of this Agreement, and have been signed for identification by the Sellers.

          4. REPRESENTATIONS AND WARRANTIES OF THE PURCHASER. The Purchaser represents and warrants to and agrees with the Sellers that:

               4.1. ORGANIZATION AND EXISTENCE. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power to enter into and perform its obligations under this Agreement and the Documents to which it is a party.

               4.2. AUTHORITY. The execution, delivery and performance by the Purchaser of this Agreement and the Documents contemplated in this Agreement to be executed and delivered by it have been duly autho rized by its Board of Directors. This Agreement is, and upon their execution and delivery as herein provided such other Documents will be, valid and binding upon the Purchaser and enforceable against it in accordance with their respective terms. Neither the execution, delivery or performance by the Purchaser of this Agreement or any such other document will conflict with or result in a violation or breach of any term or provision of, nor constitute a default under, the Certificate of Incorporation or Bylaws of the Purchaser, or under any indenture, mortgage, deed of trust or other contract or agreement to which the Purchaser is a party or by which it or its properties are bound, except for such contracts and commitments for which all necessary consents will have been duly and validly obtained by the time of Closing, or violate any order, writ, injunction or decree of any court, administrative agency or governmental body.

               4.3. FINDERS. Except as described in Section 13.1, the Purchaser is not a party to or in any way obligated under any contract or other agreement, and there are no outstanding claims against it, for the payment of any broker's or finder's fee in connection with the origin, negotiation, execution or performance of this Agreement.

               4.4. FULL DISCLOSURE. The representations and warranties made by the Purchaser hereunder or in any certificates furnished to the Sellers pursuant hereto do not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated herein or therein or necessary to make the representations or warranties herein or therein, in light of the circumstances in which they are made, not misleading.

          5. COVENANTS OF THE SELLERS PENDING CLOSING. The Sellers jointly and severally covenant with the Purchaser that:

               5.1. CONDUCT OF BUSINESS. From the date of this Agreement to the Closing Date, each Home will be operated only in the ordinary course, and, in particular, without the prior written consent of the Purchaser, the Company will not (and the Shareholder will not cause or permit the Company to):

                      (i) cancel or permit any insurance to lapse or termi nate, unless renewed or replaced by like coverage;

                     (ii) commit any act or permit the occurrence of any event or the existence of any condition of the type described in
               Section 3.5;

                    (iii) enter into any contract, agreement or other com
               mitment of the type described in Section 3.10;

                     (iv) hire, fire, reassign or make any other change in key
               personnel of the Company, or increase the rate of compensation of or declare or pay any bonuses to any employee in excess of that listed on Schedule 3.19; or

                     (v) take any other action which would cause any of the
               representations and warranties made in Section 3 hereof not to be true and correct in all material respects on and as of the Closing Date with the same force and effect as if the same had been made on and as of the Closing Date.

               5.2. ACCESS TO INFORMATION. Prior to Closing, the Sellers will give to the Purchaser and its counsel, accountants and other represen tatives, full and free access to all of the properties, books, con tracts, commitments and records of the Company so that the Purchaser may have full opportunity to make such investigation as it shall de sire to make of the Homes and the affairs of the Company and the Assets.

               5.3. CONSENTS AND APPROVALS. The Sellers will use their best efforts to obtain the necessary consents and approvals of other per sons which may be required to be obtained on their part to consummate the transactions contemplated by this Agreement.

               5.4. NO SHOP. For so long as this Agreement remains in effect, the Sellers agree that they shall not enter into any agreements or commitments, or initiate, solicit or encourage any offers, proposals or expressions of interest, or otherwise hold any discussions with any potential buyers, investment bankers or finders, with respect to the possible sale or other disposition of all or any substantial portion of the Assets, the sale of all or a controlling interest in the stock of the Company, or the merger or consolidation of the Company, other than with the Purchaser. If, during such period, any Seller receives an inquiry or expression of interest regarding any such transaction, the Sellers shall promptly notify the Purchaser of such fact; provided that the foregoing shall not require that the source of such expression of interest be disclosed.

          6. COVENANTS OF THE PURCHASER PENDING CLOSING. The Purchaser cove nants with the Sellers that:

               6.1. CONSENTS AND APPROVALS. The Purchaser will use its best efforts to obtain the necessary consents and approvals of other persons which may be required to be obtained on its part to consum mate the transactions contemplated in this Agreement.

               6.2. CONFIDENTIALITY. Prior to the Closing, the Purchaser and its representatives will hold in confidence any data and information obtained with respect to the Homes from any representative or employee of the Company, including the accountants or legal counsel of the Sellers, or from any books or records of any of them, in connection with the transactions contemplated by this Agreement. If the transactions contemplated hereby are not consummated, none of the Purchaser nor its representatives shall use such data or information or disclose the same to others, except as such data or information is published or is a matter of public knowledge or is required by an applicable law or regulation to be disclosed. If this Agreement is terminated for any reason, all written data and information obtained by the Purchaser from the Sellers or their representatives in con nection with the transactions contemplated by this Agreement shall be returned to the Sellers.

          7. CONDITIONS TO OBLIGATIONS OF THE PURCHASER. The obligations of the Purchaser under this Agreement shall be subject to the following condi tions, any of which may be expressly waived by it in writing:

               7.1. REPRESENTATIONS AND WARRANTIES TRUE; COVENANTS PERFORMED. The Purchaser shall not have discovered any material error, misstatement or omission in the representations and warranties made by the Sellers in Section 3 hereof; the representations and warranties made by the Sellers herein shall be deemed to have been made again at and as of the time of Closing and shall then be true and correct; the Sellers shall have performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by them at or prior to the Closing; and the Purchaser shall have received a certificate, signed by the Shareholder and the President of the Company, to the effect of the foregoing provisions of this Section 7.1.

               7.2. OPINION OF COUNSEL. The Sellers shall have caused to be delivered to the Purchaser an opinion of Schanker and Hochberg, coun sel for the Sellers, dated the Closing Date, to the effect that:

                      (i) the Company is a corporation duly organized, validly
               existing and in good standing under the laws of the State of New Jersey, with full corporate authority to enter into and perform its obligations under this Agreement; and CAT is a general partnership duly organized and existing under the laws of the State of New Jersey

                     (ii) the execution, delivery and performance of this
               Agreement by the Company have been duly authorized by all necessary corporate action required on the part of the Company;

                    (iii) this Agreement and the Documents to which the Sellers are parties have been duly and validly executed and delivered by the Sellers and constitute the valid and binding obligations of the Sellers enforceable against them in accordance with their respective terms; the Lease Agreement has been duly and validly executed and delivered by CAT and constitutes the valid and binding obligation of CAT enforceable against it in accordance with its terms; and the Redemption Agreement (including, without limitation, the non-competition provisions attached as Exhibit "A" thereto) was duly executed and delivered by Douglas and constitutes the valid and binding obligation of Douglas enforceable against him in accordance with its terms;

                      (iv) neither the execution, delivery or consummation of
               the transactions contemplated by this Agreement or the Documents to which the Sellers are parties will (x) result in the breach of or constitute a default under the Certificate of Incorporation or bylaws of the Company, or under any loan or credit agreement, indenture, mortgage, deed of trust or other contract or agreement known to such counsel and to which any Seller is a party or by which the Sellers or the Assets are bound, or (y) violate any order, writ, injunction or decree known to such counsel of any court, administrative agency or governmental body;

                     (v) no authorization, approval or consent of or declaration or filing with any governmental authority or regulatory body, federal, state or local, is necessary or required in connection with the execution and delivery by the Sellers of this Agreement or the Documents to which they are parties, or the performance of their obligations hereunder or thereunder; and

                    (vi) to the knowledge of such counsel after due inquiry,
               there are no claims, actions, suits, proceedings or investiga tions pending or threatened against or affecting the Company or any of the Assets, at law or in equity or before or by any court or federal, stated, municipal or other governmental department, commission, board, agency or instrumentality.

          Such opinion may, as to matters of fact, be given in reliance upon certificates of the Shareholder and officers of the Company, copies of which shall be provided to Purchaser at Closing. Any opinion as to the enforceability of any document may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and by principles of equity. Such opinion may be limited to federal law and the internal laws of the State of New Jersey.

               7.3. CONSENTS AND APPROVALS. The Sellers shall have obtained all consents and approvals of other persons and governmental authorities to the transactions contemplated by this Agreement.

               7.4. NO LOSS OR DAMAGE. Prior to the Closing there shall not have occurred any loss or damage to any substantial portion of the Assets, regardless of whether such loss or damage was insured.

               7.5. APPROVAL BY COUNSEL. All actions, proceedings, instruments and documents required to carry out the transactions contemplated by this Agreement or incidental thereto and all other related legal matters shall have been approved by counsel for the Purchaser, and such counsel shall have been furnished with such certified copies of actions and proceedings and other instruments and documents as they shall have reasonably requested.

               7.6. PRE-ACQUISITION REVIEW. The Purchaser and its repre sentatives shall have completed a pre-acquisition review of the financial information, books and records, and Assets of the Homes and shall have discovered no change in the business, Assets, operations, financial condition or prospects of the Homes which could, in the sole determination of the Purchaser, have an adverse effect on the value to the Purchaser of the business, Assets, financial condition or prospects being acquired hereunder.

               7.7. RELATED TRANSACTIONS. Each of Douglas, Ted and Drew shall have executed and delivered to the Purchaser his respective Employment Agreement; CAT shall have executed and delivered the Lease Agreement; and the closings under the Real Property Agreements shall have occurred substantially simultaneously with the Closing hereunder.

               7.8. ENVIRONMENTAL, OSHA AND STRUCTURAL REPORTS. There shall have been conducted, at the Purchaser's expense, (i) a Phase I (and, if deemed necessary by Purchaser, a Phase II) environmental audit of each Home and the Real Property by an environmental consulting firm selected by Purchaser (or, in lieu thereof, in the Purchaser's sole discretion, an environmental questionnaire, on forms provided by the Purchaser, shall have been completed by the manager of the Homes and delivered to the Purchaser), (ii) a health and safety inspection of each Home by a person (who may be an employee of the Purchaser) or firm selected by the Purchaser and who is qualified and experienced in such matters in the funeral service industry, and (iii) a structural inspection of each Home by an engineering firm selected by the Purchaser. In any event, it shall be a condition to the Purchaser's obligations hereunder that the results of the reports of such firms or persons (together with any remedial action taken by Sellers, regardless of the cost, in response thereto) shall be satisfactory to Purchaser in its sole discretion. Without limiting the generality of the foregoing, the underground storage tanks located at the Eatontown and Matawan Homes as described on Schedule 3.18 shall be tested at the Purchaser's expense for soil contamination by an environmental consulting firm reasonably acceptable to the Purchaser. The underground storage tanks at the Keyport Home, which the Sellers represent are no longer in use, shall be removed following the Closing as described in Section 10.5.

               7.9. ZONING. The Purchaser shall have received a letter or other acceptable form of communication from a responsible officer of each municipality or other governmental authority having jurisdiction over any zoning ordinance or regulation of each Home, indicating the zoning classification for each parcel on which it is located, affirmatively stating that the use thereof as a funeral home complies with such classification, and setting forth (if applicable) the number of parking spaces required for each such parcel under such ordinance or regulation.

               7.10. LIEN RELEASES. The holders of any Liens against any of the Assets (other than Permitted Encumbrances against the Family Center Tract) or against any of the Real Property covered by the Lease Agreement (other than the Assumed Mortgage referred to therein) shall have executed and delivered written releases of such Liens, all in recordable form and otherwise acceptable to the Purchaser. In addition, the Mortgagee (as defined in the Lease Agreement) shall have entered into a subordination, non-disturbance and attornment agreement with the Purchaser with respect to such Real Property, in form and substance acceptable to them.

               7.11. OTHER MANAGEMENT ARRANGEMENTS. The Sellers shall have identified to the Purchaser such personnel of the Homes (in addition to those persons covered by the Employment Agreements) as may be key to the continued effective management and operation of the Homes after the Closing, and the Purchaser shall have entered into mutually satisfactory arrangements regarding the continued employment of such personnel at the Homes following the Closing.

               7.12. APPROVED BUDGET. The Purchaser, the Shareholder and the Manager of each Home shall have reached agreement regarding the proposed Operating Budget for the Homes for the current fiscal year of the Purchaser and for the next succeeding fiscal year; and the Purchaser shall have received from the Shareholder and such Managers their certificate, acceptable in form and substance to the Purchaser, setting forth their acknowledgement regarding such Budget and each such Manager's agreement to utilize his best efforts to achieve the results therein contained.

               7.13. RELIANCE LETTERS. The Purchaser shall have received a letter or other written instrument acceptable in form and substance to the Purchaser from Sobel & Co., LLC, pursuant to which such firm permits the Purchaser to rely upon its review reports referred to in Section 3.3 and waives any requirement or defense of privity in connection therewith.

               7.14. TITLE INSURANCE. The Purchaser shall have received Owner's (with respect to the Family Center Tract) and Leasehold (with respect to the Lease Agreement Real Property) Policies of Title Insurance issued to the Purchaser in agreed-upon amounts, issued by Commonwealth Land Title Company or another title company mutually designed by the parties (the "Title Company"), insuring Purchaser's interests therein, subject only to the Permitted Encumbrances and any standard printed exceptions included in a New Jersey standard form Policy of Title Insurance; provided, however, that such policies shall have deleted any exception regarding restrictions or be limited to restrictions that are Permitted Encumbrances, any standard exception pertaining to discrepancies, conflicts or shortages in area shall be deleted except for "shortages in area", and any standard exception for taxes shall be limited to subsequent years. All premiums, escrow fees and other costs associated with the issuance of such policies shall be borne by the Purchaser.

               7.15. SURVEY. The Purchaser shall have received an ALTA/ACSM survey prepared by a licensed surveyor approved by the Purchaser and acceptable to the Title Company, with respect to the Family Center Tract and the Lease Agreement Real Property, which surveys shall comply with any applicable standards under New Jersey law, be sufficient for Title Company to delete any survey exception contained in the owner's policy of title insurance referred to in Sec tion 7.14, and otherwise be in form and content acceptable to Purchaser. All fees and costs associated with the issuance and finalization of such surveys shall be borne by the Purchaser.

          8. CONDITIONS TO OBLIGATIONS OF THE SELLERS. The obligations of the Sellers under this Agreement shall be subject to the following conditions, any of which may be expressly waived by the Sellers in writing:

               8.1. REPRESENTATIONS AND WARRANTIES TRUE; COVENANTS PERFORMED. The Sellers shall not have discovered any material error, mis statement or omission in the representations and warranties made by the Purchaser in Section 4 hereof; the representations and warranties made by the Purchaser herein shall be deemed to have been made again at and as of the time of Closing and shall then be true and correct; the Purchaser shall have performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by it at or prior to the Closing; and the Sellers shall have received a certificate, signed by an executive officer of the Purchaser, to the effect of the foregoing provisions of this Section 8.1.

               8.2. OPINION OF COUNSEL. The Purchaser shall have caused to be delivered to the Sellers an opinion of Snell & Smith, A Professional Corporation, counsel for Purchaser to the effect that:

                      (i) the Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and the Purchaser has all requisite corporate power to enter into and perform its obligations under this Agreement and the Documents to which it is a party;

                     (ii) the execution, delivery and performance by the
               Purchaser of this Agreement and the Documents to which it is a party have been duly authorized by its Boards of Directors;

                    (iii) this Agreement is, and upon execution and delivery as herein provided the Documents to which the Purchaser is a party will be, valid and binding upon the Purchaser and enforceable against the Purchaser in accordance with their respective terms;

                     (iv) neither the execution, delivery or performance by the
               Purchaser of this Agreement or the Documents to which it is a party will conflict with or result in a violation or breach of any term or provision of, nor constitute a default under, the Certificate of Incorporation or bylaws of the Purchaser or under any loan or credit agreement, indenture, mortgage, deed of trust or other contract or agreement known to such counsel and to which the Purchaser is a party or by which the Purchaser or its property is bound, or violate any order, writ, injunction or decree known to such counsel and of any court, administrative agency or governmental body; and

                      (v) no authorization, approval or consent of or
               declaration or filing with any governmental authority or regulatory body, federal, state or local, is necessary or required in connection with the execution and delivery by the Purchaser of this Agreement or the Documents to which the Purchaser is a party or the performance of its obligations hereunder or thereunder.

          Such opinion may, as to matters of fact, be given in reliance upon certificates of officers of the Purchaser and certificates of public officials, copies of which shall be provided to Sellers at Closing. Any opinion as to the enforceability of any document may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors rights and by principles of equity. Such opinion may be limited to federal law, the General Corporation Law of the State of Delaware and the internal laws of the State of Texas.

               8.3. CONSENTS AND APPROVALS. The Purchaser shall have obtained all consents and approvals of other persons and governmental authorities to the transactions contemplated by this Agreement.

               8.4. RELATED TRANSACTIONS. The Purchaser shall have executed and delivered to each of Douglas, Ted and Drew his respective Employment Agreement, and to CAT the Lease Agreement; and the closings under the Real Property Agreements shall have occurred substantially simultaneously with the Closing hereunder.

          9. NATURE AND SURVIVAL OF REPRESENTATIONS AND WARRANTIES.

               9.1. NATURE OF STATEMENTS. All statements contained in this Agreement or any Schedule or Exhibit hereto shall be deemed representations and warranties of the party executing or delivering the same.

               9.2. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. Regardless of any investigation made at any time by or on behalf of any party hereto, all covenants, agreements, representations and warranties made hereunder or pursuant hereto or any Schedule or Exhibit hereto or in connection with the transactions contemplated hereby and thereby shall not terminate but shall survive the Closing and con tinue in effect thereafter.

          10.  INDEMNIFICATION.

               10.1. INDEMNIFICATION BY THE SELLERS. The Sellers jointly and severally agree to indemnify and hold harmless the Purchaser and its successors and assigns from and against any and all losses, damages, liabilities, obligations, costs or expenses (any one such item being herein called a "Loss" and all such items being herein collectively called "Losses") which are caused by or arise out of (i) any breach or default in the performance by any Seller of any cove nant or agreement of the Sellers contained in this Agreement, (ii) any breach of warranty or inaccurate or erroneous representation made by the Sellers herein, in any Schedule delivered to the Purchaser pursuant hereto or in any certificate or other instrument delivered by or on behalf of the Sellers pursuant hereto,

          (iii) any claim made against the Purchaser in respect of any of the Unassumed Liabilities, and (iv) any and all actions, suits, proceedings, claims, demands, judgments, costs and expenses (including reasonable legal fees) incident to any of the foregoing.

               10.2. INDEMNIFICATION BY THE PURCHASER. The Purchaser agrees to indemnify and hold harmless the Sellers and their heirs, successors and assigns from and against any Losses which are caused by or arise out of (i) any breach or default in the performance by the Purchaser of any covenant or agreement of the Purchaser contained in this Agreement, (ii) any breach of warranty or inaccurate or erroneous representation made by the Purchaser herein or in any certificate or other instrument delivered by or on behalf of the Purchaser pursuant hereto, (iii) any claim made against the Sellers in respect of the Assumed Liabilities, and (iv) any and all actions suits, proceedings, claims, demands, judgments, costs and expenses (including reasonable legal fees) incident to any of the foregoing.

               10.3. THIRD PARTY CLAIMS. If any third person asserts a claim against an indemnified party hereunder that, if successful, might result in a claim for indemnification against an indemnifying party hereunder, the indemnifying party shall be given prompt written notice thereof and shall have the right (i) to participate in the defense thereof and be represented, at his or its own expense, by advisory counsel selected by him or it, and (ii) to approve any settlement if the indemnifying party is, or will be, required to pay any amounts in connection therewith. Notwithstanding the foregoing, if within ten business days after delivery of the indemnified party's notice described above, the indemnifying party indicates in writing to the indemnified party that, as between such parties, such claims shall be fully indemnified for by the indemnifying party as provided herein, then the indemnifying party shall have the right to control the defense of such claim, provided that the indemnified party shall have the right (i) to participate in the defense thereof and be repre sented, at his or its own expenses, by advisory counsel selected by him or it, and (ii) to approve any settlement if the indemnified party's interests are, or would be, affected thereby.

               10.4. OFFSET. If any Seller becomes obligated to indemnify the Purchaser after the Closing Date pursuant to this Agreement, at any time when any Deferred Purchase Price remains payable, then the Purchaser may, at its option and without prejudice to any right of the Purchaser to proceed directly against any Seller, set-off the amount for which any such Seller shall be so obligated against the Deferred Purchase Price, provided that at the time of offset the Purchaser shall have accumulated Losses of at least $10,000.00 (it being understood, however, that the Purchaser shall be entitled to recover all Losses, including the first $10,000.00). The exercise of such right of set-off shall be evidenced by means of a written notice to such effect given by the Purchaser to the Sellers, describing the basis for indemnity and set-off hereunder and the amount of the set-off.

               10.5. UST REMOVAL. Promptly following the Closing, the (i) the Purchaser, at its sole cost and expense, shall have the underground storage tanks at the Matawan and Eatontown Homes (collectively, the AMatawan and Eatontown Tanks@) tested for soil contamination, and shall cause the inactive underground storage tanks located at the Keyport Home as described on Schedule 3.18 (the "Keyport Tanks") to be removed by a reputable and competent contractor, and the Purchaser shall, at its sole cost and expense, cause the surrounding soil to be tested for any contamination resulting from the use, operation or presence of the Keyport Tanks; and (ii) if the results of such testing shall reveal the presence of soil or ground water contamination or any other violation of applicable law, then the Sellers shall, on a cost-sharing basis as hereafter described, cause such soil to be remediated and disposed of in a manner complying with all federal, state and local legal requirements, or such other action required for the site to comply with applicable law, and otherwise reasonably satisfactory to the Purchaser, in which case the Sellers shall file all necessary reports and other materials with all regulatory agencies having jurisdiction over such matter, with respect to such removal and remediation and shall furnish the Purchaser with written evidence of all of the foregoing as it shall have reasonably requested. In addition to the "Losses" for which the Purchaser shall be indemnified against as provided in Section 10.1, the Sellers jointly and severally agree to indemnify the Purchaser for any Losses arising from the Matawan and Eatontown Tanks and the Keyport Tanks, including any remediation, cleanup or other related costs and expenses, as well as liability, fines and penalties to governmental agencies and third parties; provided, however, that (after giving effect to any proceeds received and applied against such liability, costs and expenses from insurance maintained by the Sellers), the first $25,000.00 shall be the Sellers' responsibility, the Purchaser shall bear the next $50,000.00 of such expenses, and the Sellers shall be responsible for all such costs, expenses and liability in excess of $75,000.00. As additional security for such indemnification, at the Closing the Purchaser shall withhold from the Purchase Price the sum of $100,000.00 (the "Withheld Amount"). If the Purchaser completes (i) above and (ii) above does not apply, then the Purchaser shall promptly remit the Withheld Amount to the Company. If (ii) does apply and the conditions therein described have not been fully satisfied within 120 days after the Purchaser's completion of (i) above, then the Purchaser shall have the right (but not the obligation) to assume control over such matters described in (ii) above as shall then not be complete, all on a cost-sharing basis as described above and without relieving the Sellers of their responsibility in that regard. The Purchaser shall have the right to apply the Withheld Amount toward any such expenses incurred pursuant to the preceding sentence, or for any other Losses for which it is entitled to indemnification under this Section 10.5. Once all of the conditions set forth in clause (ii) have been satisfied without any further liability or other "Losses" outstanding (or any and all such Losses have been paid by the Sellers), any remaining Withheld Amount shall then be disbursed to the Company.

          11.  TERMINATION.

               11.1. BEST EFFORTS TO SATISFY CONDITIONS. The Sellers agree to use their best efforts to bring about the satisfaction of the conditions specified in Section 7 hereof, and the Purchaser agrees to use its best efforts to bring about the satisfaction of the condi tions specified in Section 8 hereof.

               11.2. TERMINATION. This Agreement may be terminated prior to Closing by:

                    (a) the mutual written consent of the Sellers and the Purchaser;

                    (b) the Purchaser if a material default shall be made by any
               Seller in the observance or in the due and timely per formance by any of the Sellers' covenants herein contained, or if there shall have been a material breach or misrepresentation by any Seller of any of the Sellers' warranties and representa tions herein contained, or if the conditions of this Agreement to be complied with or performed by the Sellers at or before the Closing shall not have been complied with or performed at the time required for such compliance or performance and such non compliance or nonperformance shall not have been expressly waived by the Purchaser in writing;

                    (c) the Sellers if a material default shall be made by the
               Purchaser in the observance or in the due and timely performance by the Purchaser of any of the covenants of the

               Purchaser herein contained, or if there shall have been a material breach or mis representation by the Purchaser of any of its warranties and representations herein contained, or if the conditions of this Agreement to be complied with or performed by the Purchaser at or before the Closing shall not have been complied with or per formed at the time required for such compliance or performance and such noncompliance or nonperformance shall not have been expressly waived by the Sellers in writing; or

                    (d) either the Sellers or the Purchaser, if the Closing has not occurred by November 30, 1997.

               11.3. LIABILITY UPON TERMINATION. If this Agreement is terminated under paragraph (a) or (d) of Section 11.2, then no party shall have any liability to any other party hereunder. If this Agreement is terminated under paragraph (b) or (c) of Section 11.2, then (i) the party so terminating this Agreement shall not have any liability to any other party hereto, provided the terminating party has not breached any representation or warranty or failed to comply with any of its covenants in this Agreement, and (ii) such termi nation shall not prejudice the rights and remedies of the terminating party against any other party which has breached any of its representations, warranties or covenants herein prior to such termination.

          12. POST-CLOSING COVENANTS.

               12.1.     RESTRICTIVE COVENANTS.

                    (a) NON-COMPETITION. If the Closing occurs, Charles agrees that he shall not, and by her execution hereof Charles' spouse (Charles, together with his spouse, being herein collectively referred to as the "Covenantors") agrees that she shall not, directly or indirectly, for a period commencing on the Closing Date and ending ten

               (10) years thereafter, do any of the following:

                           (i) engage, as principal, agent, trustee or through
                    the agency of any corporation, partnership, association or agent or agency, anywhere within a 25-mile radius of any Home (the "Territory"), in the funeral, mortuary, crematory, monument, or any related line of business (collectively, the "Business");

                          (ii) own or hold any beneficial interest in one
                    percent (1%) or more of the voting securities in any corporation, partnership or other business entity which con ducts its operations, in whole or in part, in the Business within the Territory;

                         (iii) become an employee of or consultant to, or
                    otherwise serve in any similar capacity with, any corpora tion, partnership or other business entity that conducts its business, in whole or in part, in the Business within the Territory; or

                          (iv) cause or induce any present or future employee of
                    the Purchaser or any of its affiliates to leave the employ of the Purchaser or any such affiliate to accept employment with such Covenantor or with any person, firm, association or corporation with which such Covenantor may be or become affiliated.

                    Without limiting the generality of the foregoing, a
               Covenantor shall be deemed directly or indirectly engaged in the Business if he or she acts as a funeral director at any funeral establishment within the Territory, if such Covenantor engages in the sale or marketing of preneed funeral contracts for services to be performed within the Territory, or if such Covenantor promotes or finances any family member or affiliate to operate a Business or engage in any of the foregoing activities within the Territory.

                    (b) REFORMATION. The above covenants shall not be held
               invalid or unenforceable because of the scope of the territory or actions subject thereto or restricted thereby, or the period of time within which such covenants are operative; but any judg ment of a court of competent jurisdiction may define the maximum territory and actions subject to and restricted thereby and the period of time during which such covenants are enforceable.

                    (c) REMEDIES. The Covenantors agree that any remedy at law for any actual or threatened breach of any of the foregoing covenants would be inadequate and that the Purchaser shall be entitled to specific performance hereof or injunctive relief or both, by temporary or permanent injunction or such other appro priate judicial remedy, writ or order as may be entered into by a court of competent jurisdiction in addition to any damages that the Purchaser may be legally entitled to recover together with reasonable expenses of litigation, including attorneys' fees incurred in connection therewith, as may be approved by such court.

                    (d) REPRESENTATIONS. Each Covenantor represents and warrants to and agrees with the Purchaser that (i) such Covenantor understands that the foregoing restrictions are being made incident to and as a condition of the purchase and sale of the Assets hereunder, and that such covenants are necessary in order to protect the business and goodwill being acquired thereby, (ii) such covenants are not oppressive to such Covenantor in any respect, and (iii) the consideration for such restrictions is included in the Purchase Price, which consideration such Covenantor acknowledges is fair and adequate for the giving of the covenants herein and for which such Covenantor acknowledges a direct and valuable benefit.

                    (e) PURCHASE PRICE ALLOCATION. The parties agree to allocate
               $50,000 of the Purchase Price to the foregoing covenants for federal income tax purposes. Such allocation is not intended to be a measure of the amount or range of damages which the Purchaser may suffer or recover as a result of any breach of the foregoing covenants, and the Covenantors acknowledge that in case of any such breach, the Purchaser shall be entitled to seek in excess of such amount as it may otherwise be able to demonstrate itself justly entitled to.

               12.2. CHANGE OF NAME. Promptly following the Closing (but in no event later than 30 days thereafter), the Sellers shall cause the Articles of Incorporation of the Company to be amended so as to change its name to one wholly dissimilar to "Sidun Funeral Group" or its equivalent, and will furnish the Purchaser with written evidence of such amendment.

               12.3. TERMINATION OF PROFIT SHARING PLAN. The parties agree that the Profit Sharing Plan described on Schedule 3.20 (the "Profit Sharing Plan") shall not be included as part of the Assets, the Purchaser shall not be substituted as the sponsoring employer under the Profit Sharing Plan, and the Assumed Liabilities shall in no event include any withdrawal, termination, unfunded or underfunded liability arising in connection with the Profit Sharing Plan. Following the Closing, the Sellers shall take all necessary action to terminate the Profit Sharing Plan in accordance with applicable law, in connection with which the Sellers shall file all necessary forms and pay all appropriate fees, fines, penalties and other sums due in respect thereof. Without limiting the generality of Section 10.1, the "Losses" against which the Purchaser shall be indemnified against shall include all such liabilities, obligations and responsibilities arising in connection with the Profit Sharing Plan, whether arising before or after the Closing, and (regardless of any limitation set forth in the last sentence of Section 3.20) whether or not known to the Sellers at the time of Closing.

          13.  MISCELLANEOUS.

               13.1. EXPENSES. Regardless of whether the Closing occurs, the parties shall each pay their own expenses in connection with the negotiation, preparation and carrying out of this Agreement and the consummation of the transactions contemplated herein. Without limiting the generality of the foregoing, all finders' and similar fees and expenses of Success Plan shall be borne solely by the Purchaser, and in no event shall the Sellers be charged or responsible therefor.

               13.2. BULK SALES LAWS. The transactions contemplated by this Agreement shall be consummated without compliance with the bulk sales laws of any state. If by reason of any applicable bulk sales law any claims are asserted by creditors of the Company, such claims shall be the responsibility of the Purchaser in the case of claims arising under any of the Assumed Liabilities, or the responsibility of the Sellers in the case of claims arising under any other liabilities of the Company.

               13.3. NOTICES. All notices, requests, consents and other communications hereunder shall be in writing and shall be deemed to have been given on the date personally delivered, three business days following the date mailed, first class, registered or certified mail, postage prepaid, or when sent by telex or telecopy and receipt is confirmed, as follows:

                    (i)  if to any Seller, to:

                            Sidun Funeral Group, Inc.
                            85 Riverside Avenue
                            Red Bank, New Jersey 07701
                            Attn: Mr. Charles D. Sidun

                         with a copy to:

                           Schanker and Hochberg
                           27 West Neck Road
                           Huntington, New York 11743
                           Attn: Mr. Steven M. Schanker

                   (ii) if to the Purchaser, to:

                           Carriage Funeral Holdings, Inc.
                           1300 Post Oak Blvd., Suite 1500
                           Houston, Texas 77056
                           Attention: President

                         with a copy to:

                           Snell & Smith,
                           A Professional Corporation
                           1000 Louisiana, Suite 1200
                           Houston, Texas 77002
                           Attention: Mr. W. Christopher Schaeper

          or to such other address as shall be given in writing by any party to the other parties hereto.

               13.4. ASSIGNMENT. This Agreement may not be assigned by any party hereto without the prior written consent of the other parties, provided, however, that following the Closing the Purchaser may assign its rights hereunder without the consent of the Sellers to a successor-in-interest to the Purchaser (whether by merger, sale of assets or otherwise). Nothing in this Agreement, express or implied, is intended to confer upon any person, other than the parties to this Agreement and their successors and permitted assigns, any rights or remedies under or by reason of this Agreement.

               13.5. SUCCESSORS BOUND. Subject to the provisions of Section 13.4, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns, heirs and personal representatives.

               13.6. SHAREHOLDER CONSENT. The Shareholder, in his capacity as the sole shareholder of the Company, hereby (i) consents to the sale of the Assets hereunder pursuant to New Jersey Revised Statutes Tit.14A, c.10, '11, and (ii) irrevocably and unconditionally waives all dissenters' and other similar rights with respect to the sale of the Assets under and pursuant to New Jersey Revised Statutes Tit.14A, c.11, "1,2.

               13.7. SECTION AND PARAGRAPH HEADINGS. The section and paragraph headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

               13.8. AMENDMENT. This Agreement may be amended only by an instrument in writing executed by both parties hereto.

               13.9. ENTIRE AGREEMENT. This Agreement and the Exhibits, Schedules, certificates and other documents referred to herein con stitute the entire agreement of the parties hereto, and supersede all prior understandings with respect to the subject matter hereof and thereof.
               13.10. GOVERNING LAW. This Agreement shall be construed and enforced under and in accordance with and governed by the law of the State of New Jersey.

               13.11. CONSTRUCTION. As the context requires or permits: pronouns used herein shall include the masculine, the feminine and neuter; terms used in plural shall include the singular, and singular terms shall include the plural; "hereof", "herein", "hereunder" and "hereto" shall refer to this Agreement; and section and paragraph references, when not expressly referring to another agreement or document, shall mean sections or paragraphs in this Agreement.

               13.12. COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute the same instrument.

               13.13 PUBLICITY. The parties agree to (i) maintain the confidentiality of the commercial terms of the transactions under this Agreement, including the amount of the Purchase Price, and (ii) coordinate with one another regarding any press releases or other public announcements of the consummation of such transactions.

               IN WITNESS WHEREOF, this Agreement has been executed and delivered as of the date first above written.

                                 THE PURCHASER:

                                 CARRIAGE FUNERAL HOLDINGS, INC.



                                 By:_______________________________
                                    MARK W. DUFFEY, President


                                 THE COMPANY:

                                 SIDUN FUNERAL GROUP, INC.



                                 By:_______________________________
                                    CHARLES D. SIDUN, President

                                 THE SHAREHOLDER:


                                __________________________________
                                 CHARLES D. SIDUN

          CARRIAGE SERVICES, INC., a Delaware corporation and the Purchaser's parent corporation, hereby joins in the execution of this Agreement to evidence its unconditional and irrevocable guaranty of the obligations of the Purchaser to pay Deferred Purchase Price pursuant to Section 1.3 hereof.


                                 CARRIAGE SERVICES, INC.



                                 By:_______________________________
                                    MARK W. DUFFEY, President

          The undersigned spouse of Charles D. Sidun hereby joins in the execution of this Agreement in order to evidence her agreement to be bound by the provisions of Section 12.2 hereof.



                                ____________________________________
                                VIRGINIA L. SIDUN, spouse of
                                CHARLES D. SIDUN

EXHIBIT               DESCRIPTION

  A-1                 Employment Agreement (Douglas Sidun)
  A-2                 Employment Agreement (Ted Sidun)
  A-3                 Employment Agreement (Drew Sidun)
   B                  Lease Agreement



SCHEDULES                          DESCRIPTION

   1.2               Retained Assets
   3.5               Family Center Tract
   3.10              Fixed Assets
   3.11              Contracts and Commitments
   3.12              Preneed Contracts and Trust Accounts
   3.13              Intangible Assets
   3.15              Licenses, Permits, Etc.
   3.18              Environmental Matters
   3.19              Employees
   3.20              Employee Benefit Plans
   10.6              Building Repairs

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